SOUTHWEST REPORTS RECORD SECOND QUARTER REVENUES AND EARNINGS PER SHARE

DALLAS, TEXAS - July 25, 2019 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its second quarter 2019 results:

•	Second quarter record earnings per diluted share of $1.37

•	Record quarterly operating revenues of $5.9 billion; net income of $741 million

•	Operating margin[1] of 16.4 percent, and net margin[2] of 12.5 percent

•	Operating cash flow of $966 million; free cash flow[3] of $736 million; returned $548 million to Shareholders through share repurchases and dividends

•	Return on invested capital (ROIC)[3] pre-tax of 23.4 percent for the 12 months ended June 30, 2019, or 18.2 percent on an after-tax basis

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, "We are pleased to report second quarter 2019 net income of $741 million, and a second quarter record earnings per diluted share of $1.37. Our financial and operational performance was remarkably strong considering the impact of the grounding of the Boeing 737 MAX 8 aircraft (MAX), which reduced operating income an estimated $175 million in second quarter, alone. We generated record revenues, strong margins and cash flows, a healthy profitsharing accrual for our Employees, and significant returns for our Shareholders—all notable achievements. Our Employees did a heroic job managing approximately 20,000 flight cancellations under operationally difficult circumstances, while delivering excellent Customer Service. I applaud their hard work and resilience through an unprecedented challenge for our Company.

"Boeing reported last week a $4.9 billion after-tax charge for 'potential concessions and other considerations to customers for disruptions related to the 737 MAX grounding.' We have had preliminary discussions with Boeing regarding compensation for damages due to the MAX groundings. We have not reached any conclusions regarding these matters, and no amounts from Boeing have been included in our second quarter results.

"Second quarter 2019 unit revenues grew 6.8 percent, year-over-year. We benefited from a healthy revenue environment and strong performances from our award-winning Rapid Rewards® loyalty program and ancillary boarding products. Strong Customer demand, combined with the MAX-related flight schedule adjustments, drove our load factor to an all-time quarterly high 86.4 percent. Our revenue management capabilities implemented in 2018 also continue to deliver year-over-year benefits. Looking ahead to third quarter 2019, we are expecting another strong year-over-year unit revenue performance.

"The MAX groundings, and the resulting available seat mile (ASM, or capacity) decline, put significant pressure on second quarter 2019 unit costs. We expect unit cost penalties for second half 2019 due to the MAX groundings, as well.

"Based on the most recent guidance from Boeing, we currently are assuming regulatory approval of MAX return to service during fourth quarter 2019. With this in mind, we will proactively extend the MAX-related flight schedule adjustments through January 5, 2020, to provide reliability of our operation and dependability for our Customers booking their fall and holiday travel. Following a rescission of the Federal Aviation Administration (FAA) order to ground the MAX, we estimate it will take us one to two months to comply with prospective FAA directives, including all necessary Pilot training. The FAA will determine the timing of MAX return to service, and we offer no assurances that our current assumptions and timelines are correct. The vast majority of our Customers' itineraries have been unaffected by the MAX groundings, and I commend our People for their extraordinary efforts to minimize disruption to our operations.

"Based on the extensive delays in returning the MAX to service, we expect that annual 2019 ASMs will now decrease in the 1 to 2 percent range, year-over-year, compared with our original 2019 plan to grow capacity nearly 5 percent, year-over-year. As such, we are taking necessary steps to mitigate damages and optimize our aircraft and resources. We will cease operations at Newark Liberty International Airport and consolidate our New York City presence at New York LaGuardia Airport, effective November 3, 2019. The financial results at Newark have been below expectations, despite the efforts of our excellent Team at Newark. I am grateful to our wonderful Newark Employees, who are a top priority, and will be given an opportunity to relocate to another station in our system, including LaGuardia Airport, where we are experiencing strong Customer demand. As part of this move, we will offer options and flexibility for Customers to recover planned travel from other area airports.

"We are very pleased with the results from our initial waves of Hawaii service, which began back in March. Demand for Southwest service to, from, and within Hawaii is robust. While the lack of available aircraft, due to the MAX groundings, resulted in expansion delays to Hawaii, we are excited to resume growth plans next month with the first of several intended announcements. We will offer service to the Islands from both Sacramento and San Diego, as well as bring Southwest service to both Lihue, on Kauai, and Hilo, on the Island of Hawaii. We will provide details of the next phases of Hawaii flying in the coming weeks and months, as we put new flights out for sale. We are also excited to announce our intention to offer more service to Mexico, via Cozumel International Airport, in first quarter 2020, subject to requisite governmental approvals. With Cozumel, we will serve four destinations in Mexico, with year-round service from Houston Hobby.

"Despite challenges caused by the MAX groundings, our network is performing well, and our financial outlook for second half 2019 remains solid. Looking ahead, our long-term financial goals remain unchanged: maintain a strong balance sheet, investment-grade credit ratings, and ample liquidity; generate robust operating and free cash flows; grow earnings, margins, and capital returns; and maintain healthy Shareholder returns."

Revenue Results and Outlook
The Company's second quarter 2019 total operating revenues increased 2.9 percent, year-over-year, to an all-time quarterly record $5.9 billion, despite the negative revenue impacts as a result of flight schedule adjustments due to the MAX groundings. Second quarter 2019 operating revenue per ASM (RASM, or unit revenues) increased 6.8 percent, year-over-year, driven largely by a passenger revenue yield increase of 4.2 percent, year-over-year, and a load factor increase of 1.7 points, year-over-year, to an all-time quarterly record 86.4 percent. Second quarter 2019 year-over-year RASM benefited by approximately one point from revenue management enhancements implemented in 2018, as well as an approximate three-point tailwind—with one point related to the Company's second quarter 2018 suboptimal schedule from the 2017 accelerated retirement of its 737-300 (Classic) fleet, and two points related to the revenue effects from the Flight 1380 accident in April 2018. Further, second quarter 2019 year-over-year RASM benefited by an approximate one-half point due to the timing shift of Easter to second quarter 2019, and by approximately two points as a result of lower second quarter 2019 ASMs due to the MAX groundings.

Currently, passenger booking and revenue trends remain strong, and the Company expects third quarter 2019 RASM to increase in the range of 3 to 5 percent, compared with third quarter 2018. The Company's outlook for third quarter 2019 year-over-year RASM includes an estimated one-point tailwind—approximately one-half point is related to the Company's third quarter 2018 suboptimal schedule from the 2017 accelerated retirement of its Classic fleet, and approximately one-half point is due to the revenue effects from the Flight 1380 accident in April 2018. Additionally, third quarter 2019 year-over-year RASM is expected to benefit by an estimated two points as a result of lower third quarter 2019 capacity due to the MAX groundings.

Cost Performance and Outlook

Second quarter 2019 total operating expenses increased 3.6 percent, year-over-year, to $4.9 billion. Total operating expenses per ASM (CASM, or unit costs) increased 7.5 percent, compared with second quarter 2018. Excluding special items3, second quarter 2019 total operating expenses increased
3.5 percent to $4.9 billion, or 7.4 percent on a unit basis, year-over-year.

Second quarter 2019 economic fuel costs3 were $2.13 per gallon and included $.05 per gallon in premium expense and $.06 per gallon in favorable cash settlements from fuel derivative contracts, compared with $2.21 per gallon in second quarter 2018, which included $.06 per gallon in premium expense and $.08 per gallon in favorable cash settlements from fuel derivative contracts. Second quarter 2019 ASMs per gallon, or fuel efficiency, decreased 1.7 percent, year-over-year, due to the removal of the Company's most fuel-efficient aircraft from its schedule as a result of the MAX groundings. The Company expects third quarter 2019 fuel efficiency to decrease in the range of 1 to 2 percent, year-over-year, as a result of the MAX groundings.

Based on the Company's existing fuel derivative contracts and market prices as of July 19, 2019, third quarter 2019 economic fuel costs are estimated to be in the range of $2.05 to $2.15 per gallon4, including $.04 per gallon in premium expense and no cash settlements from fuel derivative contracts, compared with $2.25 per gallon in third quarter 2018, which included $.06 per gallon in premium expense and $.10 per gallon in favorable cash settlements from fuel derivative contracts. As of July 19, 2019, the fair market value of the Company's fuel derivative contracts for the remainder of 2019 was an asset of approximately $13 million, and the fair market value of the hedge portfolio settling in 2020 and beyond was an asset of approximately $158 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items, second quarter 2019 operating expenses increased 6.6 percent, compared with second quarter 2018. Second quarter 2019 profitsharing expense was $170 million, compared with $166 million in second quarter 2018. Excluding fuel and oil expense, special items, and profitsharing expense, second quarter 2019 operating expenses increased 6.8 percent, or 10.9 percent on a unit basis, year-over-year. Approximately six points of this year-over-year unit cost increase was due to the MAX groundings and the resulting lower second quarter 2019 capacity, as the Company's operating costs are largely fixed once flight schedules are published. The year-over-year increase of 10.9 percent in second quarter 2019 CASM, excluding fuel and oil expense, special items, and profitsharing expense, was better than expected primarily due to the shifting of advertising and maintenance expenses to future quarters, favorable airport settlements, and solid cost control.

Based on current cost trends, the Company estimates third quarter 2019 CASM, excluding fuel and oil expense and profitsharing expense, to increase in the 9 to 11 percent range, compared with third quarter 2018. Prior to the MAX groundings, the Company expected third quarter 2019 CASM, excluding fuel and oil expense and profitsharing expense, to increase approximately 2 percent, year-over-year. Approximately seven points of the expected incremental year-over-year unit cost increase in third quarter 2019 are driven by lower third quarter 2019 capacity as a result of the MAX groundings. Additionally, the Company expects approximately one point of year-over-year unit cost pressure in third quarter 2019, primarily due to the shift in spending from the first half of 2019 into third quarter 2019.

Based on current cost trends and planned flight schedule reductions for the MAX through January 5, 2020, the Company estimates annual 2019 CASM, excluding fuel and oil expense and profitsharing expense, to increase in the range of 8 to 10 percent, year-over-year, compared with annual 2018's 8.53 cents, which excludes fuel and oil expense, special items, and profitsharing expense. The increase from the Company's previous annual guidance of a year-over-year increase in the range of 5.5 to 6.5 percent is primarily due to removing the MAX for the remainder of 2019 and the resulting lower 2019 capacity, which drives an estimated six point year-over-year unit cost increase to annual 2019.

Second Quarter Results
Second quarter 2019 net income was $741 million, or a second quarter record $1.37 per diluted share, compared with second quarter 2018 net income of $733 million, or $1.27 per diluted share, and compared with First Call second quarter 2019 consensus estimate of $1.34 per diluted share.

An increase in interest income in second quarter 2019 resulted in a net $12 million decrease in other expenses compared with second quarter 2018.

The Company continues to estimate its annual 2019 effective tax rate to be approximately 23.5 percent.

Liquidity and Capital Deployment
As of June 30, 2019, the Company had approximately $4.0 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1.0 billion. Net cash provided by operations during second quarter 2019 was $966 million, capital expenditures were $230 million, and free cash flow was $736 million. The Company repaid approximately $75 million in debt and finance lease obligations during second quarter 2019, and expects to repay approximately $416 million in debt and finance lease obligations during the remainder of 2019.

During second quarter 2019, the Company returned $548 million to its Shareholders through the repurchase of $450 million of common stock and the payment of $98 million in dividends. The Company repurchased 5.8 million shares of common stock pursuant to a $400 million accelerated share repurchase (ASR) program launched during second quarter, representing an estimated 75 percent of the shares expected to be repurchased under that ASR program. The ASR program is scheduled to terminate no later than July 29, 2019. In addition, the Company repurchased $50 million of its shares of common stock on the open market under an additional share repurchase plan. In May 2019, the Company's Board of Directors increased the Company's quarterly dividend by 12.5 percent to $.18 per share, and authorized a new $2.0 billion share repurchase program. Subsequent to completion of the current ASR program, the Company will have $2.4 billion remaining on its share repurchase authorizations.

Due to the delay in MAX deliveries, and based on current guidance from Boeing assuming regulatory approval of MAX return to service during fourth quarter 2019, the Company now estimates its annual 2019 capital expenditures to be in the range of $1.2 billion to $1.3 billion, compared with its previous guidance in the range of $1.9 billion to $2.0 billion.

Fleet and Capacity
The Company ended second quarter 2019 with 753 aircraft in its fleet. All 34 of the Company's MAX aircraft were grounded as of March 13, 2019, to comply with the FAA emergency order issued for all U.S. airlines to ground all MAX aircraft. While the Company's contractual delivery schedule with Boeing has not changed, a portion of its scheduled 2019 aircraft deliveries are expected to shift into 2020. As a result of the MAX groundings, the Company deferred the retirement of 7 of its owned 737-700 aircraft; therefore, the Company now plans to retire 11 of its 737-700 aircraft in 2019. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

Based on planned flight schedule reductions for the MAX through January 5, 2020, the Company now expects third quarter 2019 ASMs to decrease in the 2 to 3 percent range, and annual 2019 ASMs to decrease in the 1 to 2 percent range, both year-over-year.

The Company's assumption of regulatory approval of MAX return to service during fourth quarter 2019 is subject to Boeing's ongoing work with the FAA, who will determine the timing of MAX return to service. Any changes to these assumptions could result in additional flight schedule adjustments and reductions beyond January 5, 2020, further delays in aircraft deliveries, and additional financial impacts.

Awards and Recognitions

•	Highest ranking Low-Cost Carrier for Customer satisfaction for the third year in a row in the J.D. Power 2019 North America Satisfaction StudySM

•	Named Program of the Year for Rapid Rewards® Program and recognized for providing the Best Loyalty Credit Card, the Best Airline Redemption Ability, and Best Customer Service by the Freddie Awards

•	Recognized by Forbes as one of America’s Best Large Employers of 2019 and among the 2019 America’s Best Employers for Women

•	Recognized by Airfinance Journal's as the Airline of the Year for the Best Return on Total Capital: Invested Capital, Aircraft, and Employees

•	Named as one of Military Times Best for Vets: Employers 2019

•	Recognized by Our Friends Place as a 2019 Ebby Award Recipient for achievements for the advancement of girls and/or women in North Texas

Conference Call
The Company will discuss its second quarter 2019 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
http://www.southwestairlinesinvestorrelations.com.

1Operating margin is calculated as operating income divided by operating revenues.
2Net margin is calculated as net income divided by operating revenues.
3See Note Regarding Use of Non-GAAP Financial Measures for additional information on free cash flow, ROIC, and special items. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.
4Based on the Company's existing fuel derivative contracts and market prices as of July 19, 2019, third quarter 2019 fuel costs per gallon on a GAAP and economic basis are both estimated to be in the $2.05 to $2.15 range. See Note Regarding Use of Non-GAAP Financial Measures.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial outlook, goals, expectations, and projected results of operations, including assumptions underlying the Company’s projections, in particular assumptions regarding the 737 MAX return to service; (ii) the Company’s plans and expectations with respect to MAX-related flight schedule adjustments; (iii) the Company's goals with respect to the reliability of the Company’s operation and dependability of the Company's flight schedule, taking into account the MAX groundings; (iv) the Company’s plans and expectations regarding the timing of the return of the MAX to service following a rescission of the FAA order to ground the MAX aircraft; (v) the Company’s capacity plans and expectations, including factors underlying the Company’s plans and expectations; (vi) the Company's network plans and expectations; (vii) the Company’s expectations with respect to fuel efficiency and fuel costs and the Company’s related management of risk associated with changing jet fuel prices; (viii) the Company’s expectations with respect to liquidity (including its plans for the repayment of debt and finance lease obligations) and anticipated capital expenditures, and the factors underlying the Company’s projections; and (ix) the Company’s fleet plans and expectations, including the factors underlying the Company’s plans and expectations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the Company’s dependence on Boeing and the FAA with respect to the timing of the return of the 737 MAX to service and any related changes to the Company’s operational and financial assumptions and decisions; (ii) impact of governmental regulations and other actions, as well as consumer perception, on consumer behavior; (iii) the Company's dependence on other third parties, in particular with respect to its technology plans and initiatives, and the impact on the Company’s operations of any related third party delays or non-performance; (iv) the impact of economic conditions, actions of competitors (including without limitation pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), extreme or severe weather and natural disasters, fears of terrorism or war, and other factors beyond the Company's control, on consumer behavior and the Company's business decisions, plans, strategies, and results; (v) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (vi) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company’s business plans and results of operations; (vii) the Company’s ability to timely and effectively prioritize its initiatives and related expenditures; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2019	2018	Percent Change	2019	2018	Percent Change
OPERATING REVENUES:
Passenger	$5,487	$5,358	2.4	$10,231	$9,943	2.9
Freight	44	44	—	87	87	—
Other	378	340	11.2	741	656	13.0
Total operating revenues	5,909	5,742	2.9	11,059	10,686	3.5

OPERATING EXPENSES:
Salaries, wages, and benefits	2,068	1,927	7.3	4,043	3,748	7.9
Fuel and oil	1,136	1,202	(5.5)	2,152	2,220	(3.1)
Maintenance materials and repairs	310	274	13.1	603	531	13.6
Landing fees and airport rentals	357	344	3.8	691	675	2.4
Depreciation and amortization	302	292	3.4	598	569	5.1
Other operating expenses	768	731	5.1	1,499	1,355	10.6
Total operating expenses	4,941	4,770	3.6	9,586	9,098	5.4

OPERATING INCOME	968	972	(0.4)	1,473	1,588	(7.2)

OTHER EXPENSES (INCOME):
Interest expense	31	33	(6.1)	61	66	(7.6)
Capitalized interest	(9)	(10)	(10.0)	(17)	(20)	(15.0)
Interest income	(24)	(15)	60.0	(47)	(27)	74.1
Other (gains) losses, net	2	4	(50.0)	4	8	(50.0)
Total other expenses (income)	—	12	n.m.	1	27	(96.3)

INCOME BEFORE INCOME TAXES	968	960	0.8	1,472	1,561	(5.7)
PROVISION FOR INCOME TAXES	227	227	—	344	366	(6.0)
NET INCOME	$741	$733	1.1	$1,128	$1,195	(5.6)

NET INCOME PER SHARE:
Basic	$1.37	$1.27	7.9	$2.06	$2.05	0.5
Diluted	$1.37	$1.27	7.9	$2.06	$2.05	0.5

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	542	578	(6.2)	547	582	(6.0)
Diluted	542	579	(6.4)	547	583	(6.2)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2019	2018	Percent Change	2019	2018	Percent Change
Fuel and oil expense, unhedged	$1,138	$1,218		$2,144	$2,232
Add: Premium cost of fuel contracts	28	34		55	67
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(30)	(50)		(47)	(79)
Fuel and oil expense, as reported	$1,136	$1,202		$2,152	$2,220
Add: Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	5		—	11
Fuel and oil expense, excluding special items (economic)	$1,136	$1,207	(5.9)	$2,152	$2,231	(3.5)

Total operating expenses, as reported	$4,941	$4,770		$9,586	$9,098
Add: Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	5		—	11
Add: Gain on sale of retired Boeing 737-300 aircraft	—	—		—	25
Total operating expenses, excluding special items	$4,941	$4,775	3.5	$9,586	$9,134	4.9
Deduct: Fuel and oil expense, excluding special items (economic)	(1,136)	(1,207)		(2,152)	(2,231)
Operating expenses, excluding Fuel and oil expense and special items	$3,805	$3,568	6.6	$7,434	$6,903	7.7
Deduct: Profitsharing expense	(170)	(166)		(259)	(268)
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$3,635	$3,402	6.8	$7,175	$6,635	8.1

Operating income, as reported	$968	$972		$1,473	$1,588
Deduct: Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	(5)		—	(11)
Deduct: Gain on sale of retired Boeing 737-300 aircraft	—	—		—	(25)
Operating income, excluding special items	$968	$967	0.1	$1,473	$1,552	(5.1)

Net income, as reported	$741	$733		$1,128	$1,195
Deduct: Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	(5)		—	(11)
Deduct: Gain on sale of retired Boeing 737-300 aircraft	—	—		—	(25)
Add: Net income tax impact of special items (b)	—	1		—	9
Net income, excluding special items	$741	$729	1.6	$1,128	$1,168	(3.4)

Net income per share, diluted, as reported	$1.37	$1.27		$2.06	$2.05
Deduct: Impact from fuel contracts	—	(0.01)		—	(0.02)
Deduct: Impact of special items	—	—		—	(0.04)
Add: Net income tax impact of special items (b)	—	—		—	0.01
Net income per share, diluted, excluding special items	$1.37	$1.26	8.7	$2.06	$2.00	3.0
(a) As a result of prior hedge ineffectiveness.
(b) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2019	2018	Change	2019	2018	Change
Revenue passengers carried (000s)	34,924	35,266	(1.0)%	66,220	66,598	(0.6)%
Enplaned passengers (000s)	42,569	42,931	(0.8)%	80,382	80,474	(0.1)%
Revenue passenger miles (RPMs) (in millions) (a)	34,528	35,143	(1.7)%	65,232	65,582	(0.5)%
Available seat miles (ASMs) (in millions) (b)	39,985	41,492	(3.6)%	77,871	78,859	(1.3)%
Load factor (c)	86.4%	84.7%	1.7 pts.	83.8%	83.2%	0.6 pts.
Average length of passenger haul (miles)	989	997	(0.8)%	985	985	—
Average aircraft stage length (miles)	750	763	(1.7)%	751	756	(0.7)%
Trips flown	347,684	353,928	(1.8)%	674,074	680,144	(0.9)%
Seats flown (000s) (d)	52,398	53,301	(1.7)%	101,871	102,417	(0.5)%
Seats per trip (e)	150.7	150.6	0.1%	151.1	150.6	0.3%
Average passenger fare	$157.10	$151.94	3.4%	$154.50	$149.30	3.5%
Passenger revenue yield per RPM (cents) (f)	15.89	15.25	4.2%	15.68	15.16	3.4%
RASM (cents) (g)	14.78	13.84	6.8%	14.20	13.55	4.8%
PRASM (cents) (h)	13.72	12.91	6.3%	13.14	12.61	4.2%
CASM (cents) (i)	12.36	11.50	7.5%	12.31	11.54	6.7%
CASM, excluding Fuel and oil expense (cents)	9.52	8.60	10.7%	9.55	8.72	9.5%
CASM, excluding special items (cents)	12.36	11.51	7.4%	12.31	11.58	6.3%
CASM, excluding Fuel and oil expense and special items (cents)	9.52	8.60	10.7%	9.55	8.75	9.1%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	9.09	8.20	10.9%	9.21	8.41	9.5%
Fuel costs per gallon, including fuel tax (unhedged)	$2.13	$2.24	(4.9)%	$2.08	$2.15	(3.3)%
Fuel costs per gallon, including fuel tax	$2.13	$2.21	(3.6)%	$2.09	$2.14	(2.3)%
Fuel costs per gallon, including fuel tax (economic)	$2.13	$2.21	(3.6)%	$2.09	$2.15	(2.8)%
Fuel consumed, in gallons (millions)	532	543	(2.0)%	1,026	1,032	(0.6)%
Active fulltime equivalent Employees	59,793	57,674	3.7%	59,793	57,674	3.7%
Aircraft at end of period	753	730	3.2%	753	730	3.2%
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures, and see note below)
(in millions)
(unaudited)

	Twelve months ended		Twelve months ended
	June 30, 2019		June 30, 2018
Operating income, as reported	$3,091		$3,174
Net impact from fuel contracts	(3)		(85)
Lease termination expense	—		20
Boeing 737-300 aircraft grounding charge	—		63
Gain on sale of retired Boeing 737-300 aircraft	—		(25)
Operating income, non-GAAP	$3,088		$3,147
Net adjustment for aircraft leases (a)	106		104
Adjusted operating income, non-GAAP (A)	$3,194		$3,251

Non-GAAP tax rate (B)	22.0%	(d)	23.4%	(e)

Net operating profit after-tax, NOPAT (A* (1-B) = C)	$2,490		$2,490

Debt, including finance leases (b)	$3,324		$3,391
Equity (b)	9,947		9,053
Net present value of aircraft operating leases (b)	548		680
Average invested capital	$13,819		$13,124
Equity adjustment for hedge accounting (c)	(162)		56
Adjusted average invested capital (D)	$13,657		$13,180

Non-GAAP ROIC, pre-tax (A/D)	23.4%		24.7%

Non-GAAP ROIC, after-tax (C/D)	18.2%		18.9%

(a) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.
(c) The Equity adjustment for hedge accounting in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses associated with hedge accounting related to fuel hedge derivatives that will settle in future periods. The current period impact of these gains and/or losses is reflected in the Net impact from fuel contracts in the numerator.
(d) The GAAP twelve month rolling tax rate as of June 30, 2019, was 22.0 percent, and the Non-GAAP twelve month rolling tax rate was also 22.0 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information. For full year 2019, the Company estimates its effective tax rate to be approximately 23.5 percent.

(e) As the twelve month rolling tax rate no longer approximated an annual tax rate due to the significant impact the Tax Cuts and Jobs Act legislation enacted in December 2017 had on corporate tax rates, the Company utilized the 2018 year-to-date tax rate for 2018 ROIC, after-tax. The 2018 year-to-date GAAP tax rate was 23.4 percent, and the Non-GAAP tax rate for the period was also 23.4 percent. Utilizing the Company's tax rate based on Operating income, non-GAAP for the twelve months ended June 30, 2018, of 29.7 percent, Non-GAAP ROIC, after-tax, would have been 17.3 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$2,446	$1,854
Short-term investments	1,540	1,835
Accounts and other receivables	777	568
Inventories of parts and supplies, at cost	510	461
Prepaid expenses and other current assets	281	310
Total current assets	5,554	5,028
Property and equipment, at cost:
Flight equipment	21,707	21,753
Ground property and equipment	5,228	4,960
Deposits on flight equipment purchase contracts	818	775
Assets constructed for others	144	1,768
	27,897	29,256
Less allowance for depreciation and amortization	10,164	9,731
	17,733	19,525
Goodwill	970	970
Operating lease right-of-use assets	1,424	—
Other assets	693	720
	$26,374	$26,243
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,330	$1,416
Accrued liabilities	1,315	1,749
Current operating lease liabilities	350	—
Air traffic liability	4,962	4,134
Current maturities of long-term debt	654	606
Total current liabilities	8,611	7,905

Long-term debt less current maturities	2,449	2,771
Air traffic liability - noncurrent	1,022	936
Deferred income taxes	2,497	2,427
Construction obligation	144	1,701
Noncurrent operating lease liabilities	1,072	—
Other noncurrent liabilities	639	650
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,534	1,510
Retained earnings	16,962	15,967
Accumulated other comprehensive income	30	20
Treasury stock, at cost	(9,394)	(8,452)
Total stockholders' equity	9,940	9,853
	$26,374	$26,243

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$741	$733	$1,128	$1,195
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	302	292	598	569
Unrealized/realized gains on fuel derivative instruments	—	(4)	—	(11)
Deferred income taxes	36	131	50	203
Changes in certain assets and liabilities:
Accounts and other receivables	18	(81)	(204)	(96)
Other assets	86	(35)	115	(213)
Accounts payable and accrued liabilities	(89)	420	(346)	(80)
Air traffic liability	(30)	100	914	966
Other liabilities	(54)	—	(123)	—
Cash collateral received from (provided to) derivative counterparties	(15)	75	—	140
Other, net	(29)	—	(61)	(41)
Net cash provided by operating activities	966	1,631	2,071	2,632

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(230)	(521)	(390)	(929)
Assets constructed for others	—	(17)	—	(41)
Purchases of short-term investments	(550)	(730)	(800)	(930)
Proceeds from sales of short-term and other investments	528	574	1,103	1,134
Net cash used in investing activities	(252)	(694)	(87)	(766)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	10	9	20	17
Reimbursement for assets constructed for others	—	17	—	157
Payments of long-term debt and finance lease obligations	(75)	(75)	(175)	(157)
Payments of cash dividends	(98)	(93)	(276)	(240)
Repayment of construction obligation	—	(7)	—	(15)
Repurchase of common stock	(450)	(500)	(950)	(1,000)
Other, net	1	4	(11)	(9)
Net cash used in financing activities	(612)	(645)	(1,392)	(1,247)

NET CHANGE IN CASH AND CASH EQUIVALENTS	102	292	592	619

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,344	1,822	1,854	1,495

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,446	$2,114	$2,446	$2,114

Southwest Airlines Co.
Fuel Derivative Contracts
As of July 19, 2019

	Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (e)
Average Brent Crude Oil price per barrel	Third Quarter 2019 (c)	Fourth Quarter 2019 (d)
$50	$1.75 - $1.85	$1.60 - $1.70
$60	$2.00 - $2.10	$1.95 - $2.05
Current Market (a)	$2.05 - $2.15	$2.00 - $2.10
$70	$2.20 - $2.30	$2.25 - $2.35
$80	$2.35 - $2.45	$2.45 - $2.55
$90	$2.45 - $2.55	$2.60 - $2.70
Estimated fuel hedging premium expense per gallon (b)	$.04	$.04

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2019	73%
2020	58%
2021	49%
2022	15%

(a) Brent crude oil average market prices as of July 19, 2019, were approximately $63 and $62 per barrel for third quarter 2019 and fourth quarter 2019, respectively.

(b) Fuel hedging premium expense per gallon is included in the Company's estimated economic fuel price per gallon estimates above.

(c) Based on the Company's existing fuel derivative contracts and market prices as of July 19, 2019, third quarter 2019 GAAP and economic fuel costs are estimated to be in the $2.05 to $2.15 per gallon range, including fuel hedging premium expense of approximately $20 million, or $.04 per gallon, and no cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.

(d) Based on the Company's existing fuel derivative contracts and market prices as of July 19, 2019, fourth quarter 2019 GAAP and economic fuel costs are estimated to be in the $2.00 to $2.10 per gallon range, including fuel hedging premium expense of approximately $20 million, or $.04 per gallon, and no cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.

(e) The Company's current fuel derivative contracts contain a combination of instruments based in West Texas Intermediate and Brent crude oil; however, the economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of July 19, 2019.

Southwest Airlines Co.
737 Delivery Schedule
As of June 30, 2019

Note: Although this delivery schedule reflects contractual commitments, all further MAX deliveries are suspended until the FAA order is rescinded. The timeline of future deliveries is uncertain; however, the Company currently expects a portion of its scheduled 2019 aircraft deliveries to shift into 2020. This schedule does not include the Company's plans for the retirement of 737-700 aircraft in 2019 and beyond.

	The Boeing Company
	MAX 7 Firm Orders	MAX 8 Firm Orders		MAX 8 Options	Additional MAX 8s		Total
2019	7	21		—	16		44	(c)
2020	—	35		—	3		38
2021	—	44		—	—		44
2022	—	27		14	—		41
2023	12	22		23	—		57
2024	11	30		23	—		64
2025	—	40		36	—		76
2026	—	—		19	—		19
	30	219	(a)	115	19	(b)	383

(a) The Company has flexibility to substitute 737 MAX 7 in lieu of 737 MAX 8 firm orders, upon written advance notification as stated in the contract.
(b) To be acquired in leases from various third parties.
(c) Includes three 737 MAX 8 aircraft delivered prior to the March 13, 2019, FAA emergency order issued for all U.S. airlines to ground all MAX aircraft.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; Adjusted operating income, non-GAAP; Income tax rate, non-GAAP; and 12 month rolling income tax rate, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight on the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
The Company’s GAAP results in the applicable periods include other charges or benefits that are also deemed “special items,” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. Special items include:

1.
A gain recognized in first quarter 2018, associated with the sale of 39 owned Boeing 737–300 aircraft and a number of spare engines, to a third party. These aircraft were previously retired as part of the Company's exit of its Boeing 737-300 fleet. The gain was not anticipated, and the Company associates it with the grounding charge recorded in third quarter 2017;

2.
Lease termination costs recorded as a result of the Company acquiring 13 of its Boeing 737-300 aircraft off operating leases as part of the Company's strategic effort to remove its Boeing 737-300 aircraft from operations on or before September 29, 2017, in the most economically advantageous manner possible. The Company had not budgeted for these early lease termination costs, as they were subject to negotiations being concluded with the third party lessors. The Company recorded the fair value of the aircraft acquired off operating leases, as well as any associated remaining obligations to the balance sheet as debt; and

3.
An aircraft grounding charge recorded in third quarter 2017, as a result of the Company grounding its remaining Boeing 737-300 aircraft on September 29, 2017. The loss was a result of the remaining net lease payments due and certain lease return requirements that could have to be performed on these leased aircraft prior to their return to the lessors as of the cease-use date. The Company had not budgeted for the lease return requirements, as they were subject to negotiation with third party lessors.

Because management believes each of these items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; Adjusted operating income, non-GAAP; Income tax rate, non-GAAP; and 12 month rolling income tax rate, non-GAAP.

The Company has also provided free cash flow, which is a non-GAAP financial measure. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends, and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended June 30, 2019, the Company generated $736 million in free cash flow, calculated as operating cash flows of $966 million less capital expenditures of $230 million. For the six months ended June 30, 2019, the Company generated $1.7 billion in free cash flow, calculated as operating cash flows of $2.1 billion less capital expenditures of $390 million.

The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP, and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income, non-GAAP and Operating income, non-GAAP. The comparable GAAP measures include charges or benefits that are deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since in the vast majority of cases the “special items” cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation, in order to allow investors to compare and contrast its calculation to the calculations provided by other companies.